Exhibit 4.3

VERSAR, INC.

2010 STOCK INCENTIVE PLAN

Performance Stock

Award Agreement
(shared settled)

Award No.	20___-[__]

You are hereby awarded Performance Units, to be settled in shares of Versar’s common stock (“Performance Stock”), subject to the terms and conditions set forth in this agreement (“Award Agreement”), and in the Versar, Inc. 2010 Stock Incentive Plan (the “Plan”), which is attached hereto as Exhibit A.  A summary of the Plan appears in its Prospectus, which is attached as Exhibit B.  You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award, including your tax alternatives and their consequences.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement.  In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of Versar, Inc. (the “Company”) or the Committee pursuant to Section 4(c) of the Plan, and that such determinations, interpretations or other actions are (in the absence of manifest bad faith or fraud) final, conclusive and binding upon all parties, including you, your heirs, and representatives.  Capitalized terms are defined in the Plan or in this Award Agreement.

1.           Specific Terms of Your Award.  This Performance Stock Award is being granted pursuant to Section 10 of the Plan, and shall have the terms set forth in the table below; subject, absolutely, to the terms of the Plan and to the Committee’s discretion to interpret the Plan and this Award in any manner that the Committee may deem reasonably necessary or appropriate in order for this Award to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m)(4) of the Code, and associated tax regulations and rulings.

Name of Participant	________________________
Date of Award	______________ _____, 20__
Range in Value of Shares of Performance Stock	Threshold: $_____________ Target: $_____________ Maximum: $_____________

Performance Unit and Performance Stock Award
Versar, Inc.
2010 Stock Incentive Plan

Performance Period for Qualification	___________ _____, 20___ to ___________ _____, 20___
Performance Measures	See Schedule 20___-1, attached hereto as Exhibit C.
Pricing Date to Determine Number of Shares	___________ _____, 20___
Qualification
Subject to the treatment (including, as applicable, acceleration) upon termination of employment as provided in the Plan, on ______________ _____, 20__, you may qualify to receive a number of Shares equal in value to  (based in the closing price on the Pricing Date) such value that corresponds to the extent to which the above Performance Measures are satisfied and the weights assigned thereto as set forth on Schedule ___-1, attached hereto as Exhibit C.  The Shares, if any, you qualify to receive will be issued as of the Pricing Date, but shall be subject to further vesting as set forth below.

Performance Period for Further Vesting	______________ _____, 20__ to ______________ _____, 20__
Performance Measure for Determining Further Vesting
Further Vesting
Subject to treatment (including, as applicable, acceleration) upon termination of employment as provided in the Plan, (a) with respect to  _____% of the Shares, _____ of  such Shares shall vest on each of ______________ _____, 20___, 20___ and 20___ and (b) with respect to _____% of the Shares, _____% of such Shares shall vest on ______________ _____, 20___ provided that the Performance Measure for Determining Further Vesting is satisfied.

2.           Issuance of Shares of Performance Stock.  If you qualify to receive any Shares of Performance Stock that remain subject to further vesting, the stock certificates evidencing such Shares that will be issued as of the Pricing Date will bear the following legend that shall remain in place and effective until all other vesting restrictions lapse and new certificates are issued pursuant to Section 6(b) below:

“The sale or other transfer of the Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Versar, Inc. 2010 Stock Incentive Plan, in the rules and administrative procedures adopted pursuant to such Plan and in a related Award Agreement.  A copy of the Plan, such rules and procedures and such Award Agreement may be obtained from the Secretary of Versar, Inc.”

Performance Unit and Performance Stock Award
Versar, Inc.
2010 Stock Incentive Plan

3.           Unvested Performance Stock.  You will be reflected as the owner of record on the Company’s books and records of any Shares of Performance Stock issued pursuant to this Award. The Company will hold the stock certificates for safekeeping until such Shares have become vested and non-forfeitable.  You must deliver to the Company, as soon as practicable after the date any Shares of Performance Stock are issued, a stock power, endorsed in blank, with respect to any such Shares. If you forfeit any Shares of Performance Stock, the stock power will be used to return the certificates for the forfeited Shares to the transfer agent for cancellation.  As the owner of record of any Shares of Performance Stock you qualify to receive pursuant to this Award, you will be entitled to all rights of a stockholder of the Company, including the right to vote Shares and the right to the payment of any cash dividends and other distributions (including those paid in stock) following the date of issuance of such Shares and to the  extent paid in stock, such stock shall be subject to the same restrictions contained in Section 4, subject in each case to the treatment of the Award upon termination of employment before the particular record date for determining stockholders of record entitled to the payment of the dividend or distribution.

4.           Qualification and Vesting.   If you qualify to receive any Shares of Performance Stock, subject to further vesting, as the further vesting restrictions become satisfied over time or upon satisfaction of the relevant performance measures, the Company shall cause new stock certificates for the Shares of Performance Stock so vested to be delivered to you, with such legends the Company determines to be appropriate.  New certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations. To the extent not previously vested, your shares of Performance Stock will be immediately forfeited if your Continuous Services ends for any reason.

5.           Long-term Consideration for Award.  The Participant recognizes and agrees that the Company’s key consideration in granting this Award is securing the long-term commitment of the Participant to serve as a _________ who will advance and promote the Company’s business interests and objectives.  Accordingly, the Participant agrees that this Award shall be subject to the terms and conditions set forth in Section 25 of the Plan (relating to the termination, rescission, and recapture if you violate certain commitments made therein to the Company), as well as to the following terms and conditions as material and indivisible consideration for this Award:

  (a)           Fiduciary Duty. During his or her employment with the Company the Participant shall devote his or her full energies, abilities, attention and business time to the performance of his or her job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, his or her performance of such responsibilities.

  (b)           Confidential Information.  The Participant recognizes that by virtue of his or her employment with the Company, he or she will be granted otherwise prohibited access to confidential information and proprietary data which are not known, and not readily accessible to the Company’s competitors.  This information (the “Confidential Information”) includes, but is not limited to, current and prospective customers; the identity of key contacts at such customers; customers’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its customers and prospective customers.  The Participant recognizes that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense.  Accordingly, the Participant agrees that he or she shall not, at any time during or after his or her employment with the Company, divulge such Confidential Information or make use of it for his or her own purposes or the purposes of any person or entity other than the Company.

Performance Unit and Performance Stock Award
Versar, Inc.
2010 Stock Incentive Plan

(c)           Non-Solicitation of Customers.  The Participant recognizes that by virtue of his or her employment with the Company he or she will be introduced to and involved in the solicitation and servicing of existing customers of the Company and new customers obtained by the Company during his or her employment.  The Participant understands and agrees that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Company.  The Participant further agrees that during his or her employment with the Company the Participant will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships.  The Participant also recognizes the Company’s legitimate interest in protecting, for a reasonable period of time after his or her employment with the Company, the Company’s customers.  Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending one (1) year after termination of Participant’s employment with the Company, regardless of the reason for such termination, the Participant shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

(d)           Non-Solicitation of Employees.  The Participant recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees.  Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending two (2) years after termination of Participant’s employment with the Company, regardless of the reason for such termination, the Participant shall not, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

(e)           Survival of Commitments; Potential Recapture of Award and Proceeds.  The Participant acknowledges and agrees that the terms and conditions of this Section regarding confidentiality and non-solicitation shall survive both (i) the termination of Participant’s employment with the Company for any reason, and (ii) the termination of the Plan, for any reason.  The Participant acknowledges and agrees that the grant of Options in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if the Participant either violates the terms of this Section or succeeds for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)	declaration that the Award is null and void and of no further force or effect;

(ii)	recapture of any Shares issued to the Participant, or any designee or beneficiary of the Participant, pursuant to the Award;

(iii)
recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by the Participant, or any designee or beneficiary of the Participant.

Performance Unit and Performance Stock Award
Versar, Inc.
2010 Stock Incentive Plan

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

  (f)           Acknowledgement.  The Participant acknowledges and agrees that his or her adherence to the foregoing requirements will not prevent him or her from engaging in his or her chosen occupation and earning a satisfactory livelihood following the termination of his or her employment with the Company.

6.           Not a Contract of Employment.  By executing this Award, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

7.           Severability.  Subject to one exception, every provision of this Award and the Plan is intended to be severable, and if any provision of the Plan or this Award is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.  The only exception is that this Award shall be unenforceable if any provision of the preceding section is illegal, invalid, or unenforceable.

8.           Notices.  Any notice, payment or communication required or permitted to be given by any provision of this Award shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows:

(a)	if to the Company, at the address set forth herein, to the attention of: Committee of the 2010 Stock Incentive Plan:

_______________

_______________, ____  ______;

(b)	if to you, at the following address:

_______________

_______________, ____  ______;

Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award.  Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

9.           Binding Effect.  Every covenant, term and provision of this Award shall be binding upon and inure to the benefit of the parties hereto and their respective beneficiaries, heirs, legatees, legal representatives, successors, transferees, and assigns.

Performance Unit and Performance Stock Award
Versar, Inc.
2010 Stock Incentive Plan

10.           Designation of Beneficiary.  Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award, the Participant may expressly designate a beneficiary (the “Beneficiary”) to his or her interest in the Performance Stock awarded hereby.  The Participant shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit D (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.  The Participant may, at any time, change or revoke such designation.  A Beneficiary designation, or revocation of a prior Beneficiary designation, shall be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company.  If the Participant does not designate a Beneficiary or the Beneficiary dies prior to having received all incentive compensation due under this Award, such compensation shall be paid to the Participant’s estate.

11.           Headings.  Headings shall be ignored in interpreting this Award.

12.           Counterparts.  This Award may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

13.           Income Taxes and Deferred Compensation.  The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Award (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes.  The Committee shall have the discretion to unilaterally modify this Award in a manner that (i) conforms with the requirements of Section 409A of the Code with respect to compensation that is deferred and that vests after December 31, 2004, (ii) that voids any election of the Participant to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions pursuant to the Award at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Participant, subject to any valid second election to defer, provided that the Committee permits second elections to defer in accordance with Section 409A(a)(4)(C).  The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

14.           Governing Law.  The laws of the State of Virginia shall govern the validity of this Award, the construction of its terms, and the interpretation of the rights and duties of the parties hereto (disregarding any choice-of-law provisions).

15.           Modifications. This Award Agreement may be modified or amended at any time, provided that you must consent in writing to any modification that adversely alters or impairs any rights or obligations under this Award Agreement.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Award is being made under and governed by the terms and conditions of this Award and the Plan.

Performance Unit and Performance Stock Award
Versar, Inc.
2010 Stock Incentive Plan

VERSAR, INC.

By:
Printed Name:
A duly-authorized officer

The undersigned Participant hereby accepts the terms of this Award and the Plan.

Signature:

Printed Name:

Exhibit A

Versar, Inc.

2010 Stock Incentive Plan

Exhibit B

Versar, Inc.

2010 Stock Incentive Plan

Plan Prospectus

Exhibit C

Versar, Inc.

2010 Stock Incentive Plan

SCHEDULE 20___-1

Performance Measures to Determine Qualification for
Performance Stock

	Measure	Threshold	Target	Maximum	Weight
1.		$_____	$_____	$_____	_____%
2.		$_____	$_____	$_____	_____%
3.		$_____	$_____	$_____	_____%

Range of Award Values for Use in Calculation

Threshold Award Value	Target Award Value	Maximum Award Amount
$_____	$_____	$_____

Exhibit D

Versar, Inc.

2010 Stock Incentive Plan

Designation of Beneficiary Form

In connection with the Award Agreement granting Performance Stock (the “Award”) entered into on ______________ _____, 20___ between Versar, Inc. (the “Company”) and _______________, an individual residing at _______________ (the “Participant”), the Participant hereby designates the person specified below as the beneficiary of the Participant’s interest in the Performance Stock awarded pursuant to the Award.  This designation shall remain in effect until revoked in writing by the Participant.

Name of Beneficiary:
Address:

Social Security No.:

The Participant understands that this designation operates to entitle the above-named beneficiary to the rights conferred by the Award from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Participant, including by delivery to the Company of a written designation of beneficiary executed by the Participant on a later date.

Date:

By:
[Participant Signature]

Sworn to before me this
____ day of ____________, 200_

Notary Public

County of

State of